Exhibit 4.2

EXECUTION COPY

AMENDMENT NO. 1

to

FISCAL AND PAYING AGENCY AGREEMENT

among

PDVSA FINANCE LTD.

and

JPMORGAN CHASE BANK, as Fiscal Agent

and

J.P. MORGAN BANK LUXEMBOURG S.A., as Paying Agent

Dated as of July 12, 2004

i

FISCAL AND PAYING AGENCY AGREEMENT
AMENDMENT NO. 1

This Amendment No. 1, dated as of July 12, 2004 (“Amendment No. 1”), to the Fiscal and Paying Agency Agreement, dated as of May 14, 1998 (the “Fiscal Agency Agreement”), is entered into by and among PDVSA FINANCE LTD., a company incorporated under the laws of the Cayman Islands (together with its successors and assigns, the “Issuer”), JPMORGAN CHASE BANK (formerly known as “The Chase Manhattan Bank”), as fiscal and paying agent (the “Fiscal Agent”), and J.P. MORGAN BANK LUXEMBOURG S.A. (formerly known as “Chase Manhattan Bank Luxembourg S.A.”), as paying agent (the “Paying Agent”).

W I T N E S S E T H:

WHEREAS, pursuant to Section 2.01 of the Fiscal Agency Agreement, the Issuer has from time to time issued Notes (defined below) under the terms of a Senior Indenture, dated as of May 14, 1998 (the “Senior Indenture”), between the Issuer and JPMorgan Chase Bank, as trustee (the “Trustee”), a First Supplemental Indenture, dated as of May 14, 1998 (the “First Supplemental Indenture”), the Second Supplemental Indenture, dated as of April 8, 1999 (the “Second Supplemental Indenture”), and the Third Supplemental Indenture, dated as of November 16, 2001 (the “Third Supplemental Indenture” and, together with the Senior Indenture, the First Supplemental Indenture and the Second Supplemental Indenture, the “Indentures”);

WHEREAS, the Issuer has issued and outstanding under the Indentures, the following series of Notes: 6.250% Euro Notes Due 2006, 6.650% Notes Due 2006, 9.375% Notes Due 2007, 6.800% Notes Due 2008, 9.750% Notes Due 2010, 8.500% Notes Due 2012, 7.400% Notes Due 2016, 9.950% Notes Due 2020 and 7.500% Notes Due 2028 (collectively, the “Notes”);

WHEREAS, the Issuer desires to amend certain covenants and agreements and waive certain provisions in the Fiscal Agency Agreement;

WHEREAS, Section 2.03 of the Fiscal Agency Agreement provides that no amendment to or waiver of any provision of the Fiscal Agency Agreement will be binding upon or effective with respect to any holder of any Indebtedness of the Issuer unless such amendment or waiver is permitted by or approved in accordance with the terms of the Debt Agreement pursuant to which such Indebtedness is issued and outstanding;

WHEREAS, Section 8.02 of the Senior Indenture provides that, with the consent of Holders of not less than a majority in aggregate principal amount of the Securities at the time Outstanding of all series affected by such supplemental indenture, voting as one class (the “Requisite Consents”), the Issuer, when authorized by a resolution of its Board of Directors, and the Trustee may, from time to time and at any time, enter into indentures to supplement the Senior Indenture for the purposes of adding any provisions to or changing in any manner or eliminating any of the provisions of the Senior Indenture or of any supplemental indenture or of modifying in any manner the rights of the Holders of the Securities of each such series, subject to certain exceptions; unless otherwise defined, capitalized terms used in this paragraph shall have the meanings ascribed to them in the Senior Indenture;

WHEREAS, the Issuer commenced an offer to purchase any and all of the outstanding Notes and a solicitation of consents from holders of the Notes to proposed amendments to and waivers of certain provisions of the Indentures, upon the terms and subject to the conditions set forth in an Offer to Purchase and Consent Solicitation and a related Letter of Transmittal, each dated as of June 28, 2004 (the “Offer to Purchase and Consent Solicitation”);

WHEREAS, as of the date hereof, such Requisite Consents have been obtained pursuant to the Offer to Purchase and Consent Solicitation;

WHEREAS, all things necessary for the execution of this Amendment No. 1 and to make this Amendment No. 1 a valid amendment to the Fiscal Agency Agreement according to its terms and a valid and binding agreement of the Issuer have been done; and

WHEREAS, this Amendment No. 1 shall be effective as of the expiration date of the Offer to Purchase and Consent Solicitation; provided that if the Offer to Purchase and Consent Solicitation is terminated or withdrawn or if the Notes are not purchased pursuant to the terms of the Offer to Purchase and Consent Solicitation, this Amendment No. 1 shall not become operative and the terms hereof shall not constitute a valid and binding agreement of the Issuer.

NOW, THEREFORE, for and in consideration of the premises and the mutual covenants and agreements hereinafter set forth, the parties hereto agree, for the benefit of the other party and for the equal and ratable benefit of the respective holders from time to time of the Notes, and holders of Indebtedness of the Issuer from time to time so designated under the Debt Agreements pursuant to which such Indebtedness is issued, as follows:

ARTICLE 1
RATIFICATION; DEFINITIONS

Section 1.01.                             Ratification.  This Amendment No. 1 is supplemental to, and is entered into in accordance with Section 2.03 of the Fiscal Agency Agreement and, except as modified, amended and supplemented by this Amendment No. 1, the provisions of the Fiscal Agency Agreement are ratified and confirmed in all respects and shall remain in full force and effect.

Section 1.02.                             Definitions.  Unless otherwise provided, for all purposes of this Amendment No. 1, capitalized terms used but not defined herein shall have the meanings assigned to them in the Fiscal Agency Agreement.

Section 1.03.                             Construction of References.  All references in this Amendment No. 1 to designated Sections and other subdivisions are to such designated Sections and subdivisions of this Amendment No. 1.  Except as otherwise indicated, all the agreements or instruments herein defined or referred to shall mean such agreements or instruments as the same may be supplemented or amended from time to time or the terms thereof waived or modified to the extent permitted by, and in accordance with, the terms thereof.  For all purposes of this

Amendment No. 1, except as otherwise expressly provided or unless the context otherwise requires, terms defined herein include the plural as well as the singular.

ARTICLE 2
AMENDMENTS TO THE FISCAL AGENCY AGREEMENT

Section 2.01.                             Amendments to “Specified Event” definition.  The definition of “Specified Event” in the Fiscal Agency Agreement is hereby amended by replacing “27 million barrels of crude oil” in sub-clause (i)(B)(x) with “4.5 million barrels of crude oil” and replacing “80%” in sub-clause (i)(B)(y) with “40%” so that, as amended:

“‘Specified Event’ means either of the following events: (i) upon notification to the Issuer pursuant to a Specified Event Notice, (A) failure of the Issuer to comply with any covenant referred to in Section 7.01(b)(i) and the continuation of such failure or (B) failure of PDVSA Petróleo, S.A. to comply in any material respect with its obligation under the Receivables Purchase Agreement to cause the monthly average amount of Eligible Receivables of Designated Customers Generated by PDVSA Petróleo, S.A. during any consecutive twelve-month period that are not subject to any encumbrance other than pursuant to the Receivables Purchase Agreement to represent at least the lesser of (x) 4.5 million barrels of crude oil of less than 30 API gravity and (y) 40% of PDVSA Petróleo, S.A.’s total Eligible Receivables Generated from sales of crude oil of less than 30 API gravity, and the continuation of such failure or (ii) an Event of Default under Section 7.01(g) shall have occurred and be continuing.”

Section 2.02.                             Amendments to Section 7.01(i).  Section 7.01(i) of the Fiscal Agency Agreement is hereby amended by replacing “27 million barrels of crude oil” in sub-clause (x) with “4.5 million barrels of crude oil” and replacing “80%” in sub-clause (y) with “40%” so that, as amended, Section 7.01(i) of the Fiscal Agency Agreement would state as follows:

“(i)  failure of PDVSA Petróleo, S.A. to comply in any material respect with its obligation under the Receivables Purchase agreement to cause the monthly average of Eligible Receivables of Designated Customers Generated by PDVSA Petróleo, S.A. during any consecutive twelve-month period that are not subject to any encumbrance other than pursuant to the Receivables Purchase Agreement to represent at least  the lesser of (x) 4.5 million barrels of crude oil of less than 30 API gravity and (y) 40% of PDVSA Petróleo, S.A.’s total Eligible Receivables Generated from Sales of crude oil of less than 30 API gravity, and PDVSA Petróleo, S.A. directly or indirectly sells, in any month after such failure, crude oil of less than 30 API gravity representing more than 30% of PDVSA Petróleo, S.A.’s average monthly exports of such crude oil during the consecutive twelve-month period prior to the date of determination to any third party that is not required to make all payments in respect of any Receivable owing to PDVSA Petróleo, S.A. to a Collection Account under circumstances in which PDVSA Petróleo, S.A. would oblige such third party to resell such crude oil to one or more third parties that are required to make all payments in respect of any Receivable owing to PDVSA Petróleo, S.A. to a Collection Account.”

ARTICLE 3
WAIVERS

Section 3.01.                             Waiver of Sections, 4.04, 4.12 and 4.14(c).  Solely in connection with the Offer to Purchase and Consent Solicitation, the application of Sections 4.04, 4.12, and 4.14(c) of the Fiscal Agency Agreement is hereby waived in order to effect the above amendments to the Fiscal Agency Agreement and in order to consummate the Offer to Purchase and Consent Solicitation in accordance with its terms, including to permit the repurchase by PDVSA Petróleo, S.A. from the Issuer of Purchased Receivables (as such term is defined in the Receivables Purchase Agreement, dated as of April 27, 1998, by and among the Issuer, PDVSA Petróleo, S.A. and Petróleos de Venezuela, S.A., as amended) in connection with and pursuant to the terms of the Offer to Purchase and Consent Solicitation.

ARTICLE 4
MISCELLANEOUS

Section 4.01.                             Incorporation into Fiscal Agency Agreement.  This Amendment No. 1 and all its provisions shall be deemed a part of the Fiscal Agency Agreement in the manner and to the extent herein and therein provided.

Section 4.02.                             Waiver of Immunity; Submission to Jurisdiction and Appointment of Agent for Service of Process.  The Issuer represents and warrants to the Fiscal Agent that the execution by it of this Amendment No. 1 and the performance by it of its obligations hereunder, constitute commercial activities of the Issuer within the meaning of the Foreign Sovereign Immunities Act of 1976, as amended, 28 U.S.C. §§ 1602-1611 (the “FSIA”).

To the extent that the Issuer (including any of its revenues, assets or properties) has or hereafter may acquire any immunity from jurisdiction of any court, from service or notice, attachment prior to judgment, attachment in aid of execution of judgment, or any other legal process for enforcement of judgment in any action or proceeding in any manner arising out of this Amendment No. 1 or the transactions contemplated hereby, the Issuer hereby irrevocably agrees not to plead or claim, and irrevocably waives any such immunity, and any defense based on such immunity, in respect of its obligations arising out of this Amendment No. 1 and the transactions contemplated hereby.  Without limiting the foregoing, the Issuer hereby expressly and irrevocably waives (and agrees not to plead or claim or raise as a defense) any sovereign immunity under the FSIA from (i) any action or proceeding in any Federal or state court in the United States arising out of this Amendment No. 1 and the transactions contemplated hereby and (ii) attachment prior to judgment, attachment in aid of execution, or execution of a judgment arising out of this Amendment No. 1 and the transactions contemplated hereby against the revenues, assets or properties of the Issuer located in the United States.

The Issuer agrees that any legal suit, action or proceeding brought by the Fiscal Agent or any third-party beneficiary hereunder arising out of or based upon this Amendment No. 1 may be brought in the federal courts of the United States for the Southern District of New York (and the courts of appeal thereto), and if they cannot or will not hear such an action, then in the state courts of the County and State of New York (and courts of appeal thereto), waives any claim that such proceeding has been brought in an inconvenient forum, irrevocably submits to and accepts the nonexclusive jurisdiction of such courts in any such proceeding and hereby appoints CT Corporation System, with offices on the date hereof at 111 Eighth Avenue, New York, New York 10011, and its successors, as its registered agent (the “Registered Agent”) upon which process may be served in any such action which may be instituted in any such court.  The Issuer agrees to take any and all action, including the filing of any and all documents and instruments that may be necessary to continue such appointment in full force and effect as aforesaid.  Service of process upon the Registered Agent and written notice of such service to the Issuer (mailed or delivered to the Issuer at its address set forth above) shall be deemed effective service of process upon the Issuer, as the case may be.  Notwithstanding the foregoing, any action based on this Amendment No. 1 or the transactions contemplated hereby may be instituted by the Fiscal Agent or any Holder in any competent court, including courts in the Cayman Islands and the Republic of Venezuela.

Section 4.03.                             Successors and Assigns.  All covenants and agreements of the Company and the Fiscal Agent in this Amendment No. 1 shall bind their respective successors.

Section 4.04.                             Governing Law.  This Amendment No. 1 shall be deemed to be a contract under the laws of the State of New York, and for all purposes shall be construed in accordance with the laws of such State, except as may otherwise be required by mandatory provisions of law.

Section 4.05.                             Counterparts.  This Amendment No. 1 may be executed in any number of counterparts, each of which shall be an original; but such counterparts shall together constitute but one and the same instrument.

Section 4.06.                             Separability Clause.  In case any provision in this Amendment No. 1 shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 4.07.                             Effect of Headings.  The Article and Section headings herein and the Table of Contents are for convenience only and shall not affect the construction hereof.

Section 4.08.                             The Fiscal Agent. The recitals herein contained are made by the Company and not by the Fiscal Agent, and the Fiscal Agent assumes no responsibility for the correctness thereof.

Section 4.09.                             Effectiveness.  This Amendment No. 1 shall be effective as of August 2, 2004, being the Settlement Date referred to in the Dealer Manager Agreement, dated June 28, 2004, by and among the Issuer, Petróleos de Venezuela, S.A., a corporation organized under the laws of the Bolivarian Republic of Venezuela, and Deutsche Bank Securities Inc. and J.P. Morgan Securities Inc., as dealer managers and consent solicitation agents; provided that if the Offer to Purchase and Consent Solicitation is terminated or withdrawn or if the Notes are not purchased pursuant to the terms of the Offer to Purchase and Consent Solicitation, this Amendment No. 1 shall not become operative and the terms hereof shall not constitute a valid and binding agreement of the Issuer.

IN WITNESS WHEREOF, the Issuer and the Fiscal Agent and the Paying Agent have each caused this Amendment No. 1 to be executed by its duly authorized officer as of the date first set forth above.

PDVSA FINANCE LTD.

By:	/s/ José A. Rojas
Name: José A. Rojas
Title: President

By:	/s/ José Gregório Morales
Name: José Gregório Morales
Title: Principal Director

JPMORGAN CHASE BANK, as Fiscal Agent

By:	/s/ Lucia Jaklitsch
Name: Lucia Jaklitsch
Title: Vice President

CHASE MANHATTAN BANK LUXEMBOURG S.A., as Paying Agent

By:	/s/ Lucia Jaklitsch
Name: Lucia Jaklitsch
Title: Vice President